UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Lincoln Educational Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Executive Drive, Suite 340
West Orange, New Jersey 07052

March 30, 2012

Dear Shareholder:

You are invited to attend the 2012 Annual Meeting of Shareholders of Lincoln Educational Services Corporation to be held on May 1, 2012, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time.

At this year’s meeting, you will be asked to elect nine directors, to conduct an advisory vote on the Company’s compensation of named executive officers and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.  The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Our board of directors unanimously believes that the election of the nominees for directors, the advisory approval of the compensation of our named executive officers and the ratification of the selection of the independent registered public accounting firm are in the best interests of the company and its shareholders and, accordingly, recommends a vote FOR the election of the nominees for directors, FOR the advisory vote on the Company’s compensation of named executive officers and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

In addition to the formal business to be transacted, management will report on the progress of our business and respond to comments and questions of general interest to shareholders.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, it is important that your shares be represented and voted. You may vote your shares by completing the accompanying proxy card or giving your proxy authorization via the Internet. Please read the instructions accompanying the proxy card for details on giving your proxy authorization via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR OUR ANNUAL MEETING
Our proxy statement and our 2011 annual report to shareholders are available at
http://www.lincolnedu.com/proxy
YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by using the Internet or by signing, dating and returning the proxy card
mailed to those who receive paper copies of this proxy statement.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING YOUR PROXY AUTHORIZATION VIA THE INTERNET, YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.  TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 7:00 P.M. (EASTERN TIME) ON APRIL 30, 2012.

Sincerely,
/s/ Shaun E. McAlmont
Shaun E. McAlmont
President and Chief Executive Officer

LINCOLN EDUCATIONAL SERVICES CORPORATION
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

NOTICE OF
2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2012

To the Shareholders of Lincoln Educational Services Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), will be held on May 1, 2012, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time. At the annual meeting, shareholders will be asked:

1.	To elect nine directors to serve until the Company’s next annual meeting of shareholders and until their successors are duly elected and qualified.

2.	To conduct an advisory vote on the Company’s compensation of named executive officers (a non-binding “say-on- pay” vote).

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2012.

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof and may properly be voted upon.

The board of directors of the Company has fixed the close of business on March 15, 2012, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. Shareholders of record as of the close of business on March 15, 2012, the record date, will be admitted to the annual meeting upon presentation of identification. Shareholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the annual meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you own shares of the Company’s common stock beneficially and want to vote in person at the annual meeting, you should contact your broker or applicable agent in whose name the shares are registered to obtain a broker’s proxy and bring it to the annual meeting in order to vote.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE RETURN YOUR PROXY (BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING PROXY AUTHORIZATION VIA THE INTERNET) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 7:00 P.M. (EASTERN TIME) ON APRIL 30, 2012.

By Order of the Board of Directors
/s/ Kenneth M. Swisstack
Kenneth M. Swisstack
Corporate Secretary
West Orange, New Jersey
March 30, 2012

LINCOLN EDUCATIONAL SERVICES CORPORATION
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

PROXY STATEMENT
FOR
2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2012

GENERAL

This proxy statement is provided to the shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), to solicit proxies, in the form enclosed, for use at the Annual Meeting of Shareholders of the Company to be held on May 1, 2012, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time, and any and all adjournments or postponements thereof. The board of directors knows of no matters to come before the annual meeting other than those described in this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 30, 2012.

Solicitation

This solicitation is made by mail on behalf of the board of directors of the Company. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, telephone, fax, in person or other means, by the directors, officers or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of the Company’s common stock, no par value per share.

Voting Procedures

Only those holders of our common stock of record as of the close of business on March 15, 2012, the record date, will be entitled to notice of and to vote at the annual meeting. A total of 22,703,074 shares of the common stock were issued and outstanding as of the record date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

Shareholders of record can vote either in person at the annual meeting or by proxy whether or not they attend the meeting.  To vote by proxy, a shareholder must either: (a) fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, or (b) vote by Internet (instructions on Internet voting accompany the proxy card).

The presence in person or by proxy of holders of a majority of the outstanding shares of the common stock entitled to vote will be necessary to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-votes will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, directors will be elected by a plurality of the votes cast and a majority of the votes cast will be required to approve any of the other proposals, except that proposal 2 is advisory and non-binding.  Abstentions, however, will not be counted as votes “for” or “against” the election of directors or “for” or “against” any of the other proposals.  It is expected that brokers will not have discretionary power to vote on any of the proposals other than the ratification of the appointment of Deloitte and Touche, LLP.

Proposals 1 and 2 are not considered to be routine matters, and your broker will not have discretion to vote with respect to these matters unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any proposal on which your broker does not have discretionary authority (resulting in a broker non-vote).

Shares of the common stock represented by properly executed proxies in the form enclosed that are timely received by the Secretary of the Company and not validly revoked will be voted as specified on the proxy. If no specification is made on a properly executed and returned proxy, the shares represented thereby will be voted FOR the election of each of the nine nominees for director named in this proxy statement, FOR the approval of compensation of our named executive officers and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

Revocability of Proxies

Shareholders may revoke a proxy at any time before the proxy is exercised. This may be done by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company or by voting in person at the annual meeting.

PROPOSAL 1:  ELECTION OF DIRECTORS

Shareholders will be asked at the annual meeting to elect nine directors.  Our bylaws allow for a minimum of three directors and a maximum of 11 directors. Each elected director will hold office until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified.  The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, if elected, but if any nominee should for any reason be unable or unwilling to serve, if so elected, the proxies received by the Company will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee.

Shareholders may withhold authority to vote their proxies for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY on the proxy card, or (ii) any one or more of the individual nominees, by following the instructions on the proxy card. Instructions on the accompanying proxy card that withhold authority to vote for one or more of the nominees will cause any such nominee to receive fewer votes.

Upon recommendation of the Nominating and Corporate Governance Committee, the following nine persons have been selected by the board of directors as nominees for election to the board of directors: Alexis P. Michas, Shaun E. McAlmont, James J. Burke, Jr., Paul E. Glaske, Peter S. Burgess, J. Barry Morrow, Celia H. Currin, Charles F. Kalmbach and Alvin O. Austin. All of the nominees are incumbent directors.  Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote

A plurality of the votes cast at the annual meeting is required for the election of directors.

The board of directors unanimously recommends a vote FOR each of the named nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information concerning the directors and executive officers of the Company as of the record date for the annual meeting:

Name	Age	Position Held
Shaun E. McAlmont	46	President and Chief Executive Officer, Director
Scott M. Shaw	49	Executive Vice President and Chief Operating Officer (5)
Cesar Ribeiro	47	Executive Vice President, Chief Financial Officer and Treasurer
Piper P. Jameson	51	Executive Vice President and Chief Marketing Officer
Alexis P. Michas	54	Non-Executive Chairman of the Board of Directors
James J. Burke, Jr.	60	Director
Paul E. Glaske (2) (3) (4)	78	Director
Peter S. Burgess (1) (4)	69	Director
J. Barry Morrow (2) (3) (4)	59	Director
Celia H. Currin (1) (3) (4)	63	Director
Charles F. Kalmbach (1) (2) (4)	65	Director
Alvin O. Austin (1) (4)	70	Director
__________

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Nominating and Corporate Governance Committee.
(4) Independent Director.
(5) Mr. Shaw became our Executive Vice President and Chief Operating Officer on March 29, 2012. He previously served as our Executive Vice President and Chief Administative Officer.

Shaun E. McAlmont joined us in 2005 and currently serves as our President and Chief Executive Officer.  Prior to taking this position, Mr. McAlmont served as Chief Operating Officer, Executive Vice President and Group Vice President of the Company. Prior to joining Lincoln, Mr. McAlmont spent six years as an executive with the Alta Colleges Corporation serving as President of Westwood College Online and prior to that as a Regional Vice President for Alta.  Mr. McAlmont earned his B.S. from Brigham Young University and his M.A. in Education from the University of San Francisco. Mr. McAlmont has held several key positions at Lincoln and his knowledge of our business provides our board of directors with valuable perspectives that are necessary to advance our business and the interests of our shareholders.

Scott M. Shaw joined us in 2001 and currently serves as our Executive Vice President and Chief Operating Officer.  Prior to taking this position, Mr. Shaw served as Executive Vice President and Chief Adminstrative Officer and Senior Vice President of Strategic Planning and Business Development.  Prior to joining Lincoln, Mr. Shaw was a partner at Stonington Partners, Inc., where he had been since 1994. As a partner at Stonington, Mr. Shaw was responsible for identifying, evaluating and acquiring companies and then assisting in the oversight of these companies through participation on the board of directors. In addition, Mr. Shaw worked closely with senior management to develop long-term strategic plans, to evaluate acquisition and new investment opportunities, to assist with refinancings, and to execute on the final sale of the company either to the public or to another company. Mr. Shaw also served as a consultant to Merrill Lynch Capital Partners Inc., a private investment firm associated with Merrill Lynch & Co., Inc. from 1994 through 2000. Mr. Shaw holds an M.B.A. from the Wharton School of Business and a B.A. from Duke University.

Cesar Ribeiro joined us in 2004 and currently serves as our Executive Vice President, Chief Financial Officer and Treasurer. From September 2002 through June 2004, Mr. Ribeiro was self-employed providing both consulting services and private money management services. Prior to that, he was an audit partner with Arthur Andersen LLP, where he had been since 1987. Mr. Ribeiro holds a B.S. from Rutgers University.

Piper P. Jameson joined us in 2006 and currently serves as our Executive Vice President and Chief Marketing Officer. Ms. Jameson’s responsibilities include Marketing and Advertising, Admissions and Career Services for all of our campuses. Ms. Jameson has over 18 years’ experience in higher-education and was formerly the Senior Vice President of Marketing for Universal Technical Institute. She holds a B.S. both in Business Management and in Marketing from the University of Phoenix, and an M.A. from Seton Hall University in Strategic Communication and Leadership.

Alexis P. Michas has served on our board of directors since 1999 and currently serves as our Non-Executive Chairman. Mr. Michas is the founder and Managing Partner of Juniper Investment Company, LLC since 2008. Juniper is also a Principal of Aetolian Investors, LLC, a registered Commodity Pool Operator.  He has also been the Managing Partner and a director of Stonington Partners, Inc., an investment management firm since 1994.  Mr. Michas received an A.B. from Harvard University and an M.B.A. from Harvard University Graduate School of Business Administration. Mr. Michas also is a director of BorgWarner Inc. and PerkinElmer, Inc. Mr. Michas also served as a director of AirTran Airways, Inc., until that company’s sale to Southwest Airlines, Inc. on May 2, 2011.  Mr. Michas’ knowledge of complex financial and operational issues and his hands-on knowledge of our Company’s history make him a valued member of the board.  Mr. Michas brings 27 years of private equity experience across a wide range of industries and a successful record of managing investments in public companies.  He also brings extensive transactional expertise including mergers and acquisitions, initial public offerings, debt and equity offerings and bank financings.

James J. Burke, Jr. has served on our board of directors since 1999. He is the founder and managing member of J Burke Capital Partners LLC, a private investment firm, since 2007.   He was also the co-founder, partner and director of Stonington Partners, Inc. since 1994. He received a B.A. from Brown University and an M.B.A with Distinction from Harvard University Graduate School of Business Administration. Mr. Burke also serves on the board of directors of ANN Inc., a number of privately owned companies and several non-profit organizations.   Mr. Burke brings extensive financial and business knowledge to the board through his engagement in private equity investing since 1981.   For 19 years, he was also a director of Educational Management Corporation, a publicly-traded provider of career education. Throughout his career, he has been responsible for sourcing and analyzing investment opportunities, where he has developed both expertise and significant knowledge regarding the managerial, operational and financial aspects of a business.

Paul E. Glaske has served on our board of directors since 2004. Mr. Glaske was Chairman and Chief Executive Officer from April 1992 until his retirement in 1999 of Blue Bird Corporation, a leading manufacturer of school buses, motorhomes and a variety of other vehicles. He currently serves on the board of directors of Camcraft, Inc. and Energy Transfer Partners.  He is also on the Senior Council of the Texas Association of Business. Mr. Glaske earned his B.S. in Business Administration from Bob Jones University and his M.B.A. from Pepperdine University.  In the past five years, Mr. Glaske also served as a director of BorgWarner Inc.  As a former Chief Executive Officer with extensive experience as a board member on numerous public and private companies, Mr. Glaske has a comprehensive understanding of the role of an effective board of directors.

Peter S. Burgess, CPA has served on our board of directors since 2004. In 1999, Mr. Burgess retired from Arthur Andersen LLP where he was an accounting and business advisory partner serving numerous manufacturing, insurance and financial services enterprises. Following his retirement, he has provided consulting services specializing in litigation support, mergers and acquisitions and Audit Committee responsibilities under securities exchange requirements and the Sarbanes-Oxley Act. Mr. Burgess is also a director of Symetra Financial Corporation and a trustee and chair of the audit committee of John Hancock Trust and Funds II.  Mr. Burgess earned a B.S. in Business Administration from Lehigh University.  He previously served on the board of directors of PMA Capital Corporation. Mr. Burgess’ prior employment at Arthur Andersen, as well as his experience dealing with accounting principles, financial reporting rules and regulations and evaluating financial results, makes him a skilled advisor and a valuable asset, both on our board of directors and on our Audit Committee.

J. Barry Morrow has served on our board of directors since 2006.  He served as the Chief Executive Officer and Director of Collegiate Funding Services from 2002 until 2006 when the company was acquired by JPMorgan Chase. Mr. Morrow held the position of President and Chief Operating Officer of Collegiate Funding from 2000 to 2002. Prior to joining Collegiate Funding Services, Mr. Morrow served with the U.S. Department of Education as the General Manager of Financial Services for the Office of Student Financial Assistance and with SallieMae as Vice President of Regional Operations. Mr. Morrow holds a B.A. from Virginia Tech and an M.A. in public administration from George Washington University.  Mr. Morrow has over 25 years’ experience in the education credit industry.  His extensive management experience at the U.S. Department of Education, SallieMae and Collegiate Funding Services provides the board with a unique perspective on the issues facing companies in our industry.

Celia H. Currin has served on our board of directors since 2006. Ms. Currin is the founder and CEO of BenchStrength Marketing, a marketing consultancy group working with solo professionals and small businesses. Prior to founding BenchStrength in 2003, Ms. Currin spent 25 years in a variety of senior management roles with Dow Jones & Company. She is the President of the board of directors of Poets & Writers, the nation’s largest non-profit organization serving creative writers. Ms. Currin received her M.B.A. from Harvard University Graduate School of Business Administration and her B.S from the University of Oregon.   Ms. Currin’s business leadership skills and marketing knowledge makes her a key contributor to our board and provides the board with valuable insight and expertise.

Charles F. Kalmbach has served on our board of directors since 2008. Mr. Kalmbach has over 30 years of experience in a variety of industries including financial, professional and business services, healthcare and non-profit organizations. Since retiring as a Global Managing Partner of Accenture, Ltd., he has served as the CEO of DBM, Inc., the global human capital management firm, and as Princeton University's Chief Administrative Officer. He is currently Vice President for Strategy for the Princeton Theological Seminary. He has served as the Vice Chairman of the Board of the University Medical System at Princeton, Chair of the Audit Committee of the Board of Resources for the Future in Washington, D.C., and as a member of the board of directors of Midwest Airlines. Mr. Kalmbach earned his B.S., MA and Ph.D. degrees from Princeton University and a J.D. in corporate and international law from the University of Pennsylvania.  Mr. Kalmbach’s extensive management and executive leadership experience provides the board with valuable insights and perspectives on issues facing companies in various industries.

Alvin O. Austin has served on our board of directors since 2010. Mr. Austin has over 40 years of experience in higher education, which includes his tenure as President and Chancellor of LeTourneau University in Longview, Texas, where the institution grew its academic programs, funding levels, and campus footprint under his leadership.  Prior to that role, he served as Vice President at North Park College and Seminary, Chicago, Illinois, and at Seattle Pacific University.  In addition, he was the Dean of Student Programs at California State University, Northridge, California.  He was a member of the Commission on Colleges of the Southern Association of Colleges and Schools and a member of the Executive Committee of the Commission.  He is also involved in numerous non-profit and community organizations.  Mr. Austin earned his Ph.D in Higher Education Administration at the University of Mississippi, Master of Arts in Education at the California State University, and Master Studies and Secondary Teaching Credential at the University of California at Santa Barbara.  Mr. Austin’s distinguished career in higher education and his involvement in a number of educational organizations position him well to serve as a board member.

Information on Board of Directors and its Committees

Directors are expected to attend our annual meetings of shareholders, board meetings and meetings of the committees on which they serve. They are also expected to prepare for meetings in advance and to dedicate the time at each meeting as necessary to properly discharge their responsibilities. Informational materials, useful in preparing for meetings, are distributed in advance of each meeting. In 2011, there were six meetings of the board, and each of the directors attended at least 83% of the meetings of the board and committees on which he or she served. In addition, all of our directors attended our 2011 Annual Meeting of Shareholders.

The board of directors has an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

Director Qualifications

The board of directors believes that its members possess a variety of skills, qualificatins and experience that contribute to the board of directors’ ability to oversee our operations and the growth of our business.  The following chart sets forth the various skills and attributes that our board of directors has identified with respect to each of our directors that led the board of directors to conclude that the person should serve on the board of directors.  For additional information regarding each of our directors, see “Board of Directors and Executive Officers.”

Board of Directors Skills Matrix

Director	CEO/Senior Officer(1)	Industry Experience(2)	Governance/ Board Experience(3)	Financial Acumen(4)	Business Development/ M&A Experience(5)	Independent(6)

Shaun E. McAlmont	✓	✓
Alexis P. Michas	✓	✓	✓	✓	✓
James J. Burke, Jr.	✓	✓	✓	✓	✓
Paul E. Glaske	✓	✓	✓	✓	✓	✓
Peter S. Burgess			✓	✓	✓	✓
J. Barry Morrow	✓	✓	✓		✓	✓
Celia H. Currin			✓			✓
Charles F. Kalmbach	✓	✓	✓	✓	✓	✓
Alvin O. Austin	✓	✓	✓			✓
_________

(1)	CEO/Senior Officer – Experience working as a CEO or senior officer of an organization.

(2)	Industry Experience – Senior executive experience in one or more of the Company’s primary or related industries.

(3)	Governance/Board Experience – Prior or current experience as a board member of an organization (public, private, or non-profit sectors).

(4)
Financial Acumen – Experience in financial accounting and reporting, including persons designated by the board of directors as audit committee financial experts.  Familiarity with internal financial controls.  Also includes professional experience in corporate finance, especially with respect to debt and equity markets.

(5)	Business Development/ M&A Experience – Experience with business development, mergers and acquisitions and/or divestitures.

(6)	Independent – Determined by the board of directors to be an independent director. See “Director Independence”.

Audit Committee

The Audit Committee consists of directors Burgess (Chairman), Currin, Kalmbach and Austin.  The Audit Committee held four meetings in 2011. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.lincolnedu.com.  The Audit Committee is directly responsible for the oversight of, among other things, our accounting and financial reporting processes; the quality and integrity of our financial statements; the quality and integrity of our system of internal controls; our compliance with laws and regulations; our independent auditor's qualifications and independence; and the audit of our financial statements by a qualified independent auditor.

To fulfill these responsibilities, the Audit Committee will be aware of the current areas of greatest financial risk to us and understand management's assessment and management of the risks; consider the effectiveness of our disclosure controls and procedures to promote timely, accurate, compliant and meaningful disclosure in our periodic reports filed with the Securities and Exchange Commission (“SEC”); periodically review with the independent auditors their assessment as to the adequacy of our structure of internal controls over financial accounting and reporting, and their qualitative judgments as to the accounting principles employed and related disclosures by us and the conclusions expressed in our financial reports;  review with management and the independent auditors our accounting policies and practices to ensure they meet the requirements with respect to the Financial Accounting Standards Board, the SEC, the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board; select, evaluate and, if necessary, replace our independent auditors; actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors; engage advisors, as the committee determines is necessary, to carry out its duties; meet with the independent auditors, the internal auditors and senior management to review the scope and methodology of the proposed audit; discuss with management policies and practices regarding earnings press releases, as well as financial information and earnings guidelines provided to analysts and rating agencies to the extent required by applicable law or listing standards; set clear hiring policies with respect to any current or former employees of our independent auditors; and establish procedures for the receipt, retention and treatment of complaints we receive regarding our internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of their concerns regarding our internal accounting controls and auditing matters.  The Audit Committee is also charged with reviewing and approving all related person transactions.

The board of directors has determined that Mr. Burgess is an “audit committee financial expert” within the meaning of the regulations of the SEC.  Messrs. Austin, Burgess, Kalmbach and Ms. Currin are independent directors under the Sarbanes Oxley Act of 2002 and the NASDAQ listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Glaske (Chairman), Morrow and Currin.  The Nominating and Corporate Governance Committee held two meetings in 2011. The charter for the Nominating and Corporate Governance Committee is published on our website at www.lincolnedu.com. The Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations to the board of directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines that have been adopted by the board of directors.  The Nominating and Corporate Governance Committee also recommends to the board of directors candidates for nomination for election as directors of the Company and appointments of directors as members of the committees of the board of directors.

The Nominating and Corporate Governance Committee considers candidates for directors suggested by shareholders for elections to be held at an annual meeting of shareholders. Shareholders can suggest qualified candidates for directors by complying with the advance notification and other requirements of the Company’s bylaws regarding director nominations. Director nomination materials submitted in accordance with the Company’s bylaws will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for review and consideration. Director nominees suggested by shareholders will be evaluated in the same manner, and subject to the same criteria, as other nominees evaluated by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also considers candidates for director suggested by its members, other directors and management and may from time to time retain a third-party executive search firm to identify director candidates for the Nominating and Corporate Governance Committee.

Generally, once the Nominating and Corporate Governance Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to it with the recommendation of the candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the board of directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with the Chairman of the board and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the board of directors, including, without limitation, the nominee’s management, leadership and business experience, skill and diversity, such as financial literacy and knowledge of directorial duties, and integrity and professionalism.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors, the need for particular expertise (such as audit committee expertise) and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and, if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board of directors and the board of directors determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee consists of directors Morrow (Chairman), Glaske and Kalmbach. The Compensation Committee held five meetings in 2011. The Compensation Committee has the authority to develop and maintain a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to shareholders;  recommend compensation, special benefits, perquisites, and incidental benefits to our board for approval;  review and approve annual corporate and personal goals and objectives to serve as the basis for the chief executive officer's compensation, evaluate the chief executive officer's performance in light of the goals and, based on such evaluation, determine the chief executive officer's compensation;  determine the annual total compensation for our named executive officers;  with respect to our equity-based compensation plans, approve the grants of stock options and other equity-based incentives as permitted under our compensation plans;  review and recommend compensation for non-employee directors to our board; and  review and recommend employment agreements, severance arrangements and change in control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to our board. The Compensation Committee may retain compensation consultants having special competence to assist it in evaluating director and executive compensation and may also retain counsel, accountants or other advisors, in its sole discretion. The Compensation Committee also has the power to delegate its authority and duties to subcommittees or individual members of the committee, as it deems appropriate in accordance with applicable laws and regulations.  The charter for the Compensation Committee is published on our website at www.lincolnedu.com.

The table below lists the current membership of each committee and the number of committee meetings held in 2011:

Name	Audit	Nominating and Corporate Governance	Compensation

Shaun E. McAlmont
Alexis P. Michas
James J. Burke, Jr.
Paul E. Glaske		Chair	✓
Peter S. Burgess	Chair
J. Barry Morrow		✓	Chair
Celia H. Currin	✓	✓
Charles F. Kalmbach	✓		✓
Alvin O. Austin	✓
2011 Meetings	4	2	5

Director Independence

Our board of directors has a majority of independent directors as is required by the NASDAQ Marketplace Rules. Our board of directors has determined that each of the following director nominees is an “independent director” as such term is defined under the NASDAQ Marketplace Rules: Messrs. Austin, Burgess, Glaske, Kalmbach, Morrow and Ms. Currin.  All of the members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are independent directors.

Board Leadership Structure

Currently, the role of Chief Executive Officer and Chairman of the board of directors is separate.  In the past, the position of Chief Executive Officer and Chairman were combined when deemed appropriate by the board of directors.

Our board of directors has adopted a flexible policy regarding the issue of whether the positions of Chairman and Chief Executive Officer should be separate or combined.  Our board of directors regularly evaluates whether the interest of the company and its shareholders are best served at any particular time by having the Company’s Chief Executive Officer or another director hold the position of Chairman.  Our board of directors believes that no single, one-size fits all, board-leadership model is universally or permanently appropriate. This structure has proven especially useful to facilitate executive leadership training, succession, and orderly transitions. At present, the board of directors believes that its current structure effectively maintains independent oversight of management.

As Non-Executive Chairman of the board of directors, Alexis P. Michas ensures that the board of directors fulfills its oversight and governance responsibilities and directs the activities and meetings of the board of directors. In addition, the board of directors has a “Lead Director” who is responsible for coordinating the activities of the non-employee directors and leading executive sessions of the non-employee directors, which are generally held in conjunction with each regularly scheduled board of directors meeting.  The Chairman of the Nominating and Corporate Governance Committee, Paul E. Glaske, serves as our Lead Director.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the risk management of the Company. This is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board of directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

 Fundamental aspects of the board of directors’ risk management oversight activities include:

•	understanding the key drivers of success for our business and the associated major risks inherent in our operations and corporate strategy;

•	overseeing that appropriate risk management and control procedures are implemented by management and developing and maintaining an effective risk dialogue with management; and

•
crafting the right board of directors for our company, including ensuring that the board of directors has the right mix of background, skills and experience and an appropriate committee structure to carry out its oversight responsibilities effectively;

While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors.  The Audit Committee also assists the board of directors in fulfilling its oversight responsibility with respect to legal and compliance issues.  The Nominating and Corporate Governance Committee, in addition to making recommendations with respect to corporate governance matters and nominations of directors, manages risks associated with the independence of the board of directors and potential conflicts of interest. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business which are appropriately balanced and do not motivate employees to take imprudent risks. All committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

In 2011, the Company reviewed its compensation programs and considered the extent to which its compensation policies and practices influence the behaviors of our executives and other employees with respect to taking business risks that could affect the Company.  We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, either individually or in the aggregate.

Board Diversity

The Nominating and Corporate Governance Committee, in accordance with the board’s governance principles, seeks to create a board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and markets in general.  The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of our board of directors represent diverse viewpoints. The Nominating and Corporate Governance Committee focuses on diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

Compensation Committee Interlocks and Insider Participation

Messrs. Burke, Glaske and Kalmbach served on the Compensation Committee during the entire 2011 fiscal year. There were no Compensation Committee interlocks or insider (employee) participation during 2011.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

The following tables provide information regarding the beneficial ownership of our common stock as of the record date for the annual meeting by (1) each of our directors, (2) each of our named executive officers, (3) all directors and executive officers as a group, and (4) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.  This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal shareholders named below.  Except as otherwise indicated, we believe, based on information furnished by such owners, that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

CERTAIN BENEFICIAL OWNERS

As of March 15, 2012, the only persons or groups that are known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock are:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned on January 31, 2012

Royce & Associates, LLC (1)	2,415,580	10.68%
BlackRock, Inc. (2)	1,755,575	7.76%
Heartland Advisors, Inc. (3)	1,504,289	6.6%
__________

(1)
Based on the information reported in a statement on Schedule 13G/A  filed with the SEC on February 7, 2012 by Royce & Associates, LLC (“Royce”).  The principal business office address of Royce is 745 Fifth Avenue, New York, NY 10151.  We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G/A.

(2)
Based on the information reported in a statement on Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. (“BlackRock”).  The principal business office address of BlackRock is 40 East 52nd Street, New York, NY 10022.  We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

(3)
Based on the information reported in a statement on Schedule 13G/A filed with the SEC on February 10, 2012 by Heartland Advisors, Inc. (“Heartland”).  The principal business office address of Heartland is 789 North Water Street, Milwaukee, WI 53202.  We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G/A.

The following table sets forth information as to the beneficial ownership of shares of our common stock as of March 15, 2012, of each director and each named executive officer and all directors and executive officers of the Company, as a group.  Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name of Beneficial Owners (1) (2)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned

Shaun E. McAlmont (3)	284,156	1.3%
Scott M. Shaw (4)	420,944	1.9%
Cesar Ribeiro (5)	217,318	1.0%
Piper P. Jameson (6)	64,073	0.3%
Alexis P. Michas	152,480	0.7%
James J. Burke, Jr.	193,937	0.9%
Paul E. Glaske	21,437	*
Peter S. Burgess	20,937	*
J. Barry Morrow	19,493	*
Celia H. Currin	19,493	*
Charles F. Kalmbach	11,899	*
Alvin O. Austin	5,496	*
All executive officers and directors as a group	1,431,663	6.3%
__________

*	Less than 0.5%.

(1)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes more than the typical forms of stock ownership, that is, stock held in the person’s name.  The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power.  For purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person or group has the right to acquire within 60 days after such date.

(2)	For purposes of the above table, the address for each named person is 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

(3)	Includes 189,156 shares of common stock currently held of record. Also includes options to purchase 95,000 shares of common stock.

(4)	Includes 355,944 shares of common stock currently held of record. Also includes options to purchase 65,000 shares of common stock.

(5)	Includes 124,860 shares of common stock currently held of record. Also includes options to purchase 92,458 shares of common stock.

(6)	Includes 54,073 shares of common stock currently held of record. Also includes options to purchase 10,000 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers and beneficial owners of 10% or more of the Company’s common stock to file reports of ownership of, and transactions in, the Company’s securities with the SEC, the NASDAQ Global Select Market and the Company.  The Company believes that all SEC filing requirements applicable to the Company’s directors and executive officers and beneficial owners of 10% or more of the Company’s common stock for 2011 were timely met.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our executive officer compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.  Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in 2011 to the following individuals, whom we refer to as “our named executive officers.”

In 2011, the Company had four executive officers:

•	Shaun E. McAlmont, President and Chief Executive Officer
•	Scott M. Shaw, Executive Vice President and Chief Operating Officer
•	Cesar Ribeiro, Executive Vice President, Chief Financial Officer and Treasurer
•	Piper P. Jameson, Executive Vice President and Chief Marketing Officer

The discussion below is intended to help you understand the detailed information provided in the tables that follow and put that information into context within our overall compensation program.

Compensation Committee

The Compensation Committee of the board of directors has responsibility for establishing, implementing and monitoring adherence with our compensation program.  The role of the Compensation Committee is to oversee, on behalf of the board and for the benefit of the Company and its shareholders, our compensation and benefits and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to our named executive officers.  The Compensation Committee met five times in 2011.

Compensation Philosophy and Objectives

The Company and the Compensation Committee believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our compensation program is designed to offer executive officers competitive compensation based on our performance, our unique niche, strategy, business model and execution and on the individual’s contribution, performance and leadership.  Our compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals, and to attract and retain executives whose abilities are critical to our long-term success and competitiveness.  Our compensation goals are further intended to mitigate incentives for our executives to take excessive risks that may be adverse to the Company and our shareholders in the long-term.

The Compensation Committee has reviewed all components of the compensation for the named executive officers, including salary, annual incentives, equity and long-term incentive compensation, accumulated realized and unrealized stock options, the dollar value to the executive and cost to the Company of all perquisites, and the actual projected payout obligations under potential severance and change-in-control scenarios.

Key Changes to 2011 Performance Compensation Program

In consultation with its independent compensation consultant the Compensation Committee approved several key changes to our 2011 annual cash and long-term stock incentive compensation program to enhance our pay-for performance philosophy and better align the interests of our executives and shareholders.  These changes include:

Management Incentive Compensation Plan

•	Annual bonuses are based solely upon attainment of company performance metrics:
•	Financial Performance: Net income and revenues weighted at 60%.
•	Company-Wide Quality Focused Outcomes: Placement rates, graduation rates and cash collections weighed at 40%. These are metrics that directly impact the Company’s overall health and viability.
•	The individual performance component was eliminated.
•
Discretionary increases to the amounts payable under the plan are no longer permitted, the Compensation Committee retains the ability to reduce payments notwithstanding the level of attainment of the performance metrics to the extent it deems appropriate.

•	The aggregate maximum bonus that can be earned is capped at 200% of the executive’s target.

Long-Term Stock Incentives

•
40% of the 2011 restricted stock grants are performance-based and vest upon the attainment of EBITDA targets during each year of the four-year vesting period. The remaining 60% are subject to time-based vesting over four years with 20% vesting on the date of grant and on each of the first through fourth anniversaries of the grant date.

•
The Compensation Committee retains the discretion to reduce the portion of the performance-based restricted stock that will vest notwithstanding the attainment of the performance criteria to the extent it deems appropriate.

Setting Executive Compensation

We intend to continue our strategy of compensating our executives through programs that emphasize performance-based incentive compensation.  We have structured annual cash and long-term equity incentive compensation to both motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.  Our executive compensation program is further designed to discourage excessive risk taking by assessing performance across multi dimensions and metrics.

For the named executive officers, the main components of our compensation program are base salary, annual performance-based cash incentives and long-term equity awards, comprised of both time-vested restricted stock and performance-based restricted stock.  In allocating compensation among these components, the Compensation Committee believes that the compensation of our senior levels of management, the levels of management having the greatest ability to influence our performance, should be predominately performance-based.  Base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company.  The annual performance-based cash incentive compensation focuses on short-term performance while the time-vested restricted stock and performance-based restricted stock are tied to achievement of performance over a longer period of time.  This mix of short- and long-term incentives provides sufficient rewards to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive shareholder value.  In addition, we believe this balance of short-term and long-term incentive compensation and the mix of varied performance metrics helps mitigate the incentive for executives to take excessive risk that may have the potential to harm the Company in the long-term.

In 2011, the Compensation Committee approved the total compensation package for each of the named executive officers.  Compensation for the President and Chief Executive Officer is based on the Compensation Committee’s independent assessment of his performance during the year.  The President and Chief Executive Officer plays a significant role in setting the compensation for the other named executive officers by presenting an evaluation of each executive’s performance and his recommendation for levels of their compensation.  The Compensation Committee makes all final decisions with respect to the total compensation package for each of the named executive officers and has the authority to accept, reject, or modify these recommendations in connection with its determination.

Base Salary

Base salaries for our named executive officers are based on job responsibilities and individual contribution with reference to base salary levels of executives at comparable publicly held companies.  The Compensation Committee also considers several other factors in setting base salaries, including the executive’s experience and tenure, our overall annual budget for merit increases and pre-tax profit, the executive’s individual performance, changes in the executive’s responsibility and the executive’s overall contribution to our success.  We review salary levels annually to recognize these factors.  We do not target base salary at any particular percent of total compensation.

In 2011, we increased the base salaries of our named executive officers by between 7% and 19% compared to 2010.  The specific percentage increase for each named executive officer is as follows:

Named Executive Officer	Percentage Increase	2011 Base Salary
Shaun E. McAlmont	19%	$500,000
Scott M. Shaw	7%	$375,000
Cesar Ribeiro	7%	$364,500
Piper P. Jameson	19%	$310,000

Mr. McAlmont’s base salary increase reflects his increased responsibilities upon the retirement of the Company’s Executive Chairman on December 31, 2010.Ms. Jameson’s base salary was $276,000 from January 1, 2011 through October 31, 2011.  Her base salary increased to $310,000 on November 1, 2011 in connection with her promotion to Executive Vice President.

None of our named executive officers received an increase in their base salaries for 2012.

2011 Annual Incentive Bonus

Our named executive officers are eligible to participate in the Management Incentive Compensation Plan (the “MIC Plan”).  Under the MIC Plan, the Compensation Committee approves an annual incentive cash bonus calculation for our named executive officers taking into account certain financial performance targets and as well as company-wide quality focused outcomes.  Such bonuses, if any, are intended to reflect the Compensation Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon the overall financial performance of the Company as well as the attainment corporate initiatives relating to student outcomes and shareholder value.

As described above, the Compensation Committee, based on recommendations by management and its independent compensation consultant, approved several key changes to our MIC Plan for 2011.  The changes more closely tied the MIC Plan payments with company performance over a variety of metrics.  In particular:

•	The key non-financial performance objectives component which was based on individual performance was eliminated.

•	Company-wide quality focused outcomes including placement rates, graduation rates and cash collections were added.

•
Discretionary increases to the amounts payable under the plan are no longer permitted, the Compensation Committee retains the ability to reduce payments notwithstanding the level of attainment of the performance metrics to the extent it deems appropriate.

•	The aggregate maximum bonus that can be earned by each of our named executive officers under the 2011 MIC is capped at 200% of the executive’s target.

Bonus Component	Percentage of Total Bonus
	2010	2011
Net Income	60%	35%
Revenue	20%	25%
Key Non-Financial Performance Objectives Component	20%	0%
Company-Wide Quality Focused Outcomes	0%	40%

At the beginning of 2011, the Compensation Committee set target goals for each of the above performance measures.  In general the Compensation Committee sets the net income and revenue performance targets that are above the performance targets publicly announced for the Company to align with the Compensation Committee’s philosophy that a performance-based annual bonus should incent our named executive officers to attain better than average performance.

For 2011, the Compensation Committee and our board of directors set the target bonus levels equal to 100% of base salary for Mr. McAlmont, 75% of base salary for Messrs. Shaw and Ribeiro and 50% of base salary for Ms. Jameson.

Net Income Component

For 2011, 35% of each named executive officer’s target bonus is based on the achievement of net income goals.  The named executive officers can earn a portion of their target bonus if our net income is within 10% of our target goal.  The percentage of the   net income component paid decreases by 10% for each percentage point that actual performance is below our target net income goal.  No bonus will be paid with respect to the net income component if actual performance is at or below 90% of our target net income goal.  Our named executive officers can earn more than their target net income component bonus if our net income is greater than the target goal.  The percentage would increase by 8% for each percentage point that actual performance is above the target net income goal.  The maximum amount that can be earned by each named executive officer is 200% of the target net income bonus component.

For 2011, the Compensation Committee set a net income goal of $47.9 million.  As we did not achieve our net income goal in 2011, none of the named executive officers received a bonus payment with respect to the to net income component.

Revenue Component

For 2011, 25% of each named executive officer’s target bonus was based on the achievement of revenue goals.  The named executive officers can earn a portion of their target bonus if our revenues are within 5% of our target goal.  The percentage of the revenue component paid decreases by 20% for each percentage point that actual performance is below our target revenue goal.  No bonus will be paid with respect to the revenue component if actual performance is at or below 95% of our target revenue goal.  Our named executive officers can earn more than their target revenue component bonus if our revenue is greater than the target goal.  The percentage would increase by 8% for each percentage point that actual performance is above the target revenue goal.  The maximum amount that can be earned by each named executive officer is 200% of the target bonus component for revenue.

For 2011, the Compensation Committee set a revenue goal of $649 million.  As we did not achieve our revenue goal in 2011, none of our named executive officers received a bonus payment with respect to the revenue component.

Company-Wide Quality Focused Outcomes Component

Each of our named executive officers can earn 40% of their target bonus for the achievement of company-wide quality focused outcomes.  The Compensation Committee established these objectives at the beginning of the year.  The performance goals relate to the achievement of specific aspects of the Company’s business strategy and corporate initiatives relating to student outcomes and to shareholder value.  These initiatives include graduation rates, placement rates and cash collections and are weighted equally.

No bonus will be paid with respect to each initiative of the company-wide quality focused outcomes component if the specified target for such initiative is not attained.  Our named executive officers can earn more than their target bonus for this component if performance with respect to one or more of the initiatives is greater than the target goal.  The percentage would increase by 8% for each percentage point that actual performance is above the target goal for the initiative.  The maximum amount that can be earned by each named executive officer is 200% of the target bonus component for company-wide quality focused outcomes.

For 2011 we targeted (i) graduation rates of 54%, (ii) placement rates of 77%, and (iii) cash collections of 10%.  Actual results for these metrics were 54%, 72% and 14%, respectively.  As a result, the Company achieved 31.4% of the 40% of their target bonus attributable to Company-wide quality focused outcomes in 2011 and each of our named executive officers received a corresponding percentage of the company-wide quality focused outcomes bonus component.

Aggregate Incentive Bonus

Based on the above, for 2011, each of our named executive officers received an aggregate incentive bonus of 31.4% of their respective target bonus opportunities as set forth below:

Named Executive Officer	Total 2011 MIC Plan Bonus Paid
Shaun E. McAlmont	$156,803
Scott M. Shaw	$88,202
Cesar Ribeiro	$85,850
Piper P. Jameson	$43,278

Long-Term Stock Incentives

Stock incentives focus executives’ attention on the Company from the perspective of an owner with an equity stake in the business.  The Compensation Committee believes that the Company’s long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through grants of stock-based awards.  Our shareholder-approved 2005 Long-Term Stock Plan provides for the grant of stock options, restricted stock, performance stock and other equity-based awards.  Equity awards are generally made at the discretion of the Compensation Committee based on a multiplicity of factors, including total compensation at peer companies, the level of equity ownership of the executives, and judgments of individual performance during the year.  In 2010, the Compensation Committee did not grant any equity awards to our named executive officers.

In 2011, the Compensation Committee implemented a new restricted stock program pursuant to which each of the named executive officers received awards of both time-based restricted stock and performance-based restricted stock.  The Compensation Committee believes that moving to a combination of time-based and performance-based restricted stock grants will better align the interests of our named executive officers with those of our shareholders.  Each of our named executive officers received the following grants in 2011:

Named Executive Officer	Time-Based Restricted Stock		Performance-Based Restricted Stock
	Number of Shares	Value	Number of Shares	Value
Shaun E. McAlmont	58,747	$900,000	35,928	$600,000
Scott M. Shaw	39,165	$600,000	23,952	$400,000
Cesar Ribeiro	31,332	$480,000	19,162	$320,000
Piper P. Jameson	30,818	$400,000	11,976	$200,000

The time-based restricted stock awards vest over four years with 20% vesting on the date of grant and on each of the first through fourth anniversaries of the grant date.

The performance-based restricted stock (“Performance Shares”) vest in equal installments over four years based upon the attainment of both (i) an operating income margin of at least eight percent during any one or more of the fiscal years in the period beginning January 1, 2011 and ending December 31, 2014 and (ii) annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets during each of the four years during the performance period.  The EBITDA targets will be set at the beginning of each applicable year.  Twenty-five percent of the Performance Shares will vest if the EBITDA target for the applicable year is attained.  If the applicable EBITDA target is not attained, the Compensation Committee has the discretion to determine that the Performance Shares that would have vested had the target been attained will not be forfeited but, instead, will be subject to a catch-up EBITDA target to be set in the subsequent year.  In addition, notwithstanding the attainment of the applicable performance targets, the Compensation Committee has the discretion to determine that all or a portion of the Performance Shares will not vest based on facts and circumstances occurring after the date of grant that the Compensation Committee deems relevant.

The Company had an operating margin, as adjusted, of 8.8% in 2011 thereby attaining the threshold performance metric.  For the 2011 performance period the Compensation Committee set an EBITDA target of $105 million.  The Company did not attain this target and as a result no Performance Shares vested in 2011.  In February, 2012, the Compensation Committee set both an EBITDA target for the Performance Shares subject to vesting in 2012 and a catch-up EBITDA performance target for the Performance Shares that did not vest in 2011.  The catch-up target is a “stretch” goal that requires a greater level of performance than the 2012 EBITDA target.  If the catch-up EBITDA target is attained in 2012, the 2011 Performance Shares will vest in March 2013.

The Company does not currently require our named executive officers to hold shares acquired in connection with equity awards beyond the applicable vesting period.

No Backdating or Spring Loading

The Company does not backdate options or grant options retroactively.  In addition, we do not plan to coordinate grants of options, restricted stock or other equity awards so that they are made before announcement of favorable information or after announcement of unfavorable information.  Stock options are granted at fair market value on the date the option grants are approved by our Compensation Committee.  Fair market value has been consistently determined as the closing price on the NASDAQ Global Select Market on the grant date.  All option grants and restricted stock awards require the approval of the Compensation Committee.  The Company’s general practice is to grant options and restricted stock only on the dates of a regularly scheduled  Compensation Committee meeting, although there are occasions when grants have been made on other dates.

Independent Compensation Consultant

The Compensation Committee retained Pay Governance, LLC as its independent consultant in July 2010.  The Compensation Committee relied on Pay Governance for guidance in determining the levels and structure of director and executive compensation for 2011. Pay Governance reported directly to the Compensation Committee and did not perform any services for the Company other than advice on executive and director compensation pursuant to their engagement by the Compensation Committee.  Pay Governance’s role was to provide an independent review of competitive market data and to advise the Compensation Committee on all compensation matters for all top executives, including the named executive officers.  This included: reviewing the Company’s total compensation philosophy, suggesting alternative incentive plan designs and attending Compensation Committee meetings if requested.  Pay Governance did not have authority to approve compensation actions by the Company.  The Compensation Committee and the independent directors of the board retain the authority to make final approval on compensation actions for the named executive officers.

Pay Governance did not provide additional guidance with respect to 2012 compensation which remained at the same levels and in the same forms as 2011 compensation.

Comparative Data

The Company has not implemented a formal benchmarking process and does not target named executive officer compensation at a specified level of a peer group.  In 2011, the Compensation Committee, in consultation with its independent compensation consultant, informally reviewed compensation information set forth in public filings with the SEC (including base salaries, annual incentive bonuses and equity-based compensation) for the following companies:  American Public Education, Inc., Bridgepoint Education, Inc., Capella Education Co., Career Education Corporation, Corinthian Colleges, Inc., DeVry, Inc.,  Education Management Corporation, Grand Canyon Education Inc., ITT Educational Services, Inc., Strayer Education, Inc. and Universal Technical Institute, Inc.

The purpose of this review was to determine whether the level of compensation proposed to be paid to the Company’s named executive officers during 2011 was outside the range of the compensation paid to the named executive officers at our peer companies, with the understanding that adjustments would be considered if such proposed compensation proved to be significantly outside the range of our peer groups.  The Compensation Committee determined that the compensation proposed to be paid to the Company’s named executive officers was within the peer group range and consequently that no adjustments were required.

The Compensation Committee also reviewed general survey data across a broad cross-section of industries for companies with revenues similar to ours.

Employment Agreements

The Company is party to employment agreements with each of our named executive officers.  The employment agreements with Messrs. McAlmont, Shaw and Ribeiro were effective January 1, 2011 upon the expiration of their prior employment agreements.  The employment agreement with Ms. Jameson was entered into on November 1, 2011.  Each of these agreements will expire on December 31, 2012.

These agreements are described below under “Employment Agreements.”

Payments upon a Termination or Change in Control

As described in more detail below under “Potential Payments upon a Termination or Change in Control,” the employment agreements with Messrs. McAlmont, Shaw and Ribeiro provide for severance benefits upon an involuntary termination or a resignation for any reason within 30 days following the first anniversary of a change in control.  The employment agreement with Ms. Jameson provides for severance benefits only upon an involuntary termination following a change in control.  This is referred to as a “double trigger.” The Compensation Committee has determined that any new or amended employment agreements with our executive officers will contain only “double trigger” change in control severance benefits.  In addition, all of our stock option and restricted stock awards immediately vest upon an involuntary termination, an executive’s death or disability or a change in control.

We do not provide our executive officers with tax gross-ups pursuant to Section 280G of the Internal Revenue Code upon a change in control.  In the event that any payment or distribution by us to or for the benefit of our named executive officers would be considered a “parachute payment” for purposes of Section 280G, the amount of such payments may be reduced to the largest amount permissible without triggering excise taxes under Section 4999 of the Code.

Retirement Plans

The Company maintains a plan qualified under Section 401(k) of the Internal Revenue Code for the benefit of all employees.  Our named executive officers are eligible to participate in this plan on the same terms and conditions as all other employees.  At the discretion of our board of directors, we may make discretionary matching and/or profit-sharing contributions into our 401(k) plan for eligible employees, which may be subject to vesting requirements.  We believe that a 401(k) plan encourages our employees to save for future retirement needs and we encouraged this in 2011 by matching 30% of our employee’s annual contributions, up to 6% of total compensation, subject to a compensation limitation and/or a contributions limitation pursuant to the Internal Revenue Code.  With respect to each of the named executive officers, the following matching contributions were made on their behalf under our 401(k) plan for 2011: $3,000 for Mr. McAlmont; $4,950 for Mr. Shaw; $4,950 for Mr. Ribeiro and $4,950 for Ms. Jameson.

We do not provide any additional retirement benefits for our named executive officers.  None of our named executive officers participate in a non-qualified deferred compensation program or pension arrangement.

 Welfare Benefits and Perquisites

Our named executive officers are eligible to participate in our medical and dental health insurance plans, our life insurance plan and our long-term disability insurance plan on the same terms and conditions as all other employees.  We also provide our named executive officers with supplemental life insurance.  We believe that the insurance plans we offer are important components of our comprehensive benefit package, which encourages employees to remain with us.

We also provide each of the named executive officers with use of a vehicle for business and personal use and pay for associated costs, including automobile insurance, parking and fuel, as part of their employment agreements described below.  The executives are responsible for all taxes related to this benefit and we do not pay any tax gross-ups with respect to perquisites or other compensation.

We do not provide any other perquisites or benefits to our named executive officers and we do not pay any tax gross-ups with respect to perquisites.

2011 Advisory Vote on Executive Compensation

At the 2011 Annual Meeting, as required by Section 14A(a)(1) of the Securities Exchange Act, we provided shareholders with an advisory “say-on-pay” vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying tabular and narrative disclosures contained in the proxy statement issued with respect to that meeting.  Shareholder votes with respect to this resolution were: 9,861,091 for and 6,092,702 against, with 69,924 abstaining.  There were also 2,910,326 broker non-votes with respect to the proposal.

The Compensation Committee reviewed these results in considering our compensation programs.  As described above, in 2011 we made key changes to our annual cash and long-term stock incentive compensation program to enhance our pay-for performance philosophy and better align the interests of our executives and shareholders.  These include (i) eliminating the individual performance component of our MIC Plan and adding a component linked to company-wide quality focused outcomes that directly impact the Company’s overall health and viability (placement rates, graduation rates and cash collections), (ii) eliminating discretionary increases to MIC Plan payments, (iii) capping the maximum bonus amount payable under the MIC Plan at 200% of target and (iv) implementing a performance-based restricted stock grant that vests vest upon the attainment of EBITDA targets during each year of the four-year vesting period.

In addition, the Compensation Committee has determined that any new or amended employment agreements with our executive officers will only provide for “double-trigger” change in control severance benefits that require both the occurrence of a change in control and a subsequent involuntary termination. Ms. Jameson’s employment agreement contains a “double-trigger” change in control severance provision.  The agreements with Messrs. McAlmont, Shaw and Ribeiro currently provide for the payment of severance benefits upon a termination or resignation for any reason during a 30-day period commencing on the first anniversary of the date of change in control.  Each of these agreements will expire on December 31, 2012.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million with respect to each of the named executive officers (excluding the Chief Financial Officer), unless certain specific performance criteria are satisfied.  The Compensation Committee strives to provide our named executive officers with compensation programs that will preserve the tax deductibility of compensation paid by the Company, to the extent reasonably practicable and to the extent consistent with the Company’s other compensation objectives.  However, the Compensation Committee believes that shareholder interests are best served if it retains the flexibility to compensate named executive officers in a manner intended to promote varying corporate goals, even if certain amounts that may be payable in excess of $1 million may not be deductible under Section 162(m).

The Compensation Committee also takes accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification 718 Compensation – Stock Compensation (FASB Statement 123(R), Share Based Payments) into account in structuring compensation programs and determining the form and amount of compensation awarded.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement.  Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
J. Barry Morrow (Chairman)
Paul E. Glaske
Charles F. Kalmbach

Executive Compensation

Summary Compensation Table
for Fiscal Year End December 31, 2011

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (7)	Total ($)
Shaun E. McAlmont	2011	500,000	-	1,050,000	(5)	156,803	9,542	1,716,345
President and	2010	420,000	193,825	-		388,920	11,550	1,014,295
Chief Executive Officer	2009	375,000	187,500	999,000	(6)	562,500	6,465	2,130,465

Scott M. Shaw	2011	375,000	-	700,000	(5)	88,202	11,211	1,174,413
Executive Vice President and	2010	350,000	133,515	-		249,075	10,054	742,644
Chief Operating Officer	2009	325,000	159,375	499,500	(6)	365,625	9,645	1,359,145

Cesar Ribeiro	2011	364,500	-	560,000	(5)	85,850	12,321	1,022,671
Executive Vice President, Chief	2010	340,000	127,879	-		256,530	11,514	735,923
Financial Officer and Treasurer	2009	315,000	145,625	299,700	(6)	354,375	9,206	1,123,906

Piper Jameson (8)	2011	281,417	-	450,000	(5)	43,278	9,952	784,647
Executive Vice President and
Chief Marketing Officer

__________

(1)           In 2011, the Company had four executive officers.

(2)           The amounts in this column for 2009 and 2010 reflect the value of the discretionary adjustments to the cash bonuses paid under the Company’s MIC Plan as described in the “Compensation Discussion and Analysis.”  Pursuant to the 2011 MIC Plan no discretionary adjustments are permitted.

(3)           Represents the aggregate grant date fair value of restricted stock grants during each of the years presented.  The fair values of these grants were determined in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures).  See Note 1 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, regarding assumptions underlying the valuation of equity awards.  Whether, and to what extent, a named executive officer realizes value will depend on our actual operating performance, stock price fluctuations and the named executive officer’s continued employment.  Amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards.

(4)           Reflects the value of cash incentive bonuses paid under our MIC Plan as described in the “Compensation Discussion and Analysis.”

(5)           The stock awards granted in 2011 consist of time-based restricted stock and performance-based restricted stock (“Performance Shares”).  The time-based awards vest ratably over four years with 20% vesting on each of the date of grant and the first through fourth anniversaries of the date of grant.  The Performance Shares vest based upon the attainment of EBITDA targets set by the Compensation Committee each year during the four-year performance period as described in the “Compensation Discussion and Analysis.”  The Performance Shares were approved and the 2011 EBITDA target (applicable to 25% of the Performance Shares) was set on February 23, 2011, subject to approval of our 2005 Long-Term Stock Plan by our shareholders.  At our 2011 Annual Meeting, our shareholders approved the plan and on April 29, 2011, the Performance Shares were granted to the named executive officers.  Pursuant to the Securities and Exchange Commission disclosure rules, the dollar value included in the table represent the grant date fair value of 25% of the Performance Shares.   There is no vesting period on the right to vote or the right to receive dividends on these shares.

(6)           The stock awards granted in 2009 vest ratably on the first through fifth anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(7)           Amounts reflected in this column include 401(k) matching contributions for each named executive officer as well as the portion of personal use of a company-owned vehicle by the named executive officers during 2011.

(8)            Ms. Jameson was promoted to the position of Executive Vice President and Chief Marketing Officer on November 1, 2011.

Grants of Plan-Based Awards
for Fiscal Year End December 31, 2011

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards
Name	Grant Date	Committee Determination Date	Threshold ($)	Target ($) (1)	Maximum ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Shaun E. McAlmont	2/23/2011	2/23/2012	0	500,000	1,000,000	58,747	(2)	900,000
	4/29/2011	2/23/2012				35,928	(3)	150,000

Scott M. Shaw	2/23/2011	2/23/2012	0	281,250	562,500	39,165	(2)	600,000
	4/29/2011	2/23/2012				23,952	(3)	100,000

Cesar Ribeiro	2/23/2011	2/23/2012	0	273,375	546,750	31,332	(2)	480,000
	4/29/2011	2/23/2012				19,162	(3)	80,000

Piper Jameson	2/23/2011	2/23/2012	0	138,000	276,000	19,583	(2)	300,000
	4/29/2011	2/23/2012				11,976	(3)	50,000
	11/1/2011	11/1/2012				11,235	(2)	100,000

__________

(1)           Represents target and maximum payout levels under the Company’s 2011 MIC.  The actual amount of incentive bonus earned by each named executive officer in 2011 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)           Represents the time-vested restricted stock awards.

(3)           Represents the Performance Shares.  The Performance Shares were approved and the 2011 EBITDA target (applicable to 25% of the Performance Shares) was set on February 23, 2011, subject to approval of our 2005 Long-Term Stock Plan by our shareholders.  At our 2011 Annual Meeting, our shareholders approved the plan and on April 29, 2011, the Performance Shares were granted to the named executive officers.  Pursuant to the Securities and Exchange Commission disclosure rules, the dollar value included in the table represent the grant date fair value of 25% of the Performance Shares.

Oustanding Equity Awards
at Fiscal Year End December 31, 2011

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (3)		Market value of shares or units of stock that have not vested ($) (10)

Shaun E. McAlmont	15,000	-	20.00	6/23/2015 (1)	10,000	(4)	79,000
	60,000	-	17.92	7/20/2016 (2)	4,000	(5)	31,600
	20,000	-	11.96	3/1/2017 (2)	30,000	(6)	237,000
					46,998	(7)	371,281
					35,928	(8)	283,831

Scott M. Shaw	50,000	-	14.00	11/3/2013 (1)	10,000	(4)	79,000
	15,000	-	11.96	3/1/2017 (2)	4,000	(5)	31,600
					15,000	(6)	118,500
					31,332	(7)	247,523
					23,952	(8)	189,221

Cesar Ribeiro	40,000	-	25.00	6/7/2014 (1)	10,000	(4)	79,000
	15,000	-	14.19	12/9/2015 (2)	4,000	(5)	31,600
	25,000	-	17.92	7/20/2016 (2)	9,000	(6)	71,100
	12,458	-	11.96	3/1/2017 (2)	25,066	(7)	198,018
					19,162	(8)	151,380

Piper P. Jameson	1,667	-	11.96	3/1/2017 (2)	3,200	(5)	25,280
	8,333	-	16.19	10/26/16 (2)	3,000	(6)	23,700
					15,667	(7)	123,772
					11,976	(8)	94,610
					8,988	(9)	71,005

__________

(1)           Option awards granted to the named executive officers were granted on the date 10 years prior to the expiration date and vest ratably on the first through fifth year anniversary of the grant date.

(2)           Option awards granted to the named executive officers were granted on the date 10 years prior to the expiration date and vest ratably on the first through third year anniversary of the grant date.

(3)           Except as otherwise noted, all restricted stock grants awarded to the named executive officers vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(4)           Restricted stock grants were awarded on October 30, 2007.

(5)           Restricted stock grants were awarded on February 29, 2008.

(6)           Restricted stock grants were awarded on November 2, 2009.

(7)           Restricted stock grants were awarded on February 23, 2011 and vest over four years with 20% vesting on the date of grant and on each of the first through fourth anniversaries of the grant date.

(8)           Restricted stock grants were awarded on April 29, 2011 and vest in equal installments over four years based upon the attainment of annual EBITDA performance criteria targets set by the Compensation Committee for each year during the performance period.

(9)           Restricted stock grant awarded on November 1, 2011 and vest over four years with 20% vesting on the date of grant and on each of the first through fourth anniversaries of the grant date.

(10)         All equity award values are based on a December 31, 2011, closing stock price of $7.90.

Option Exercises and Stock Vested
as of Fiscal Year End December 31, 2011

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
Shaun E. McAlmont	-	-	33,749	384,214
Scott M. Shaw	21,651	159,351	24,833	284,321
Cesar Ribeiro	-	-	21,266	244,355
Piper Jameson	-	-	8,763	112,787
__________

(1)           Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)           Value realized represents the fair market value of the shares at the time of vesting.

Potential Payments upon a Termination or Change in Control

The following table summarizes the value of the termination payments and benefits that our named executive officers would receive upon:

●	the executive’s Involuntary Termination (as defined in their respective employment agreements);

●	a Change in Control (as defined in their respective employment agreements);

●	the executive’s voluntary resignation (other than pursuant to an Involuntary Termination) during the 30-day period commencing on the first anniversary of the date of the Change in Control; or

●	the executive’s death or disability.

In each case, the amounts are determined as if the trigger event occurred on December 31, 2011.  The terms of these benefits are described below.  This table excludes vested account balances under our 401(k) plan which is generally available to all of our employees.  The terms of the employment agreements with each of the named executive officers is set forth below.

Payment upon Termination
at Fiscal Year End December 31, 2011
Name	Aggregate Severance ($)	Stock Awards ($) (2)	Benefits ($) (3)	Total ($)
Shaun E. McAlmont
Involuntary Termination	1,739,548	1,002,712	18,560	2,760,820
Change in Control	-	1,002,712	-	1,002,712
Resignation During a 30-Day Period Commencing on the First Anniversary of the Date of the Change in Control (1)	869,774	-	18,560	888,334
Death or Disability (4)	156,803	1,002,712	-	1,159,515
Termination for Cause or Resignation without Good Reason	-	-	-	-
Scott M. Shaw
Involuntary Termination	915,594	665,844	18,569	1,600,007
Change in Control	-	665,844	-	665,844
Resignation During a 30-Day Period Commencing on the First Anniversary of the Date of the Change in Control (1)	610,396	-	18,569	628,965
Death or Disability (4)	88,202	665,844	-	754,046
Termination for Cause or Resignation without Good Reason	-	-	-	-
Cesar Ribeiro
Involuntary Termination	899,444	531,098	18,560	1,449,102
Change in Control	-	531,098	-	531,098
Resignation During a 30-Day Period Commencing on the First Anniversary of the Date of the Change in Control (1)	599,630	-	18,560	618,190
Death or Disability (4)	85,850	531,098	-	616,948
Termination for Cause or Resignation without Good Reason	-	-	-	-
Piper P. Jameson
Involuntary Termination	644,472	338,367	18,992	1,001,831
Change in Control	-	338,367	-	338,367
Resignation During a 30-Day Period Commencing on the First Anniversary of the Date of the Change in Control	-	-	-	-
Death or Disability (4)	43,278	338,367	-	381,645
Termination for Cause or Resignation without Good Reason	-	-	-	-
_____________

(1)           Resignation for any reason during the 30-day period commencing on the first anniversary of the date of the Change in Control.  If a resignation constitutes an Involuntary Termination, the executive will be entitled to the higher payments.  Ms. Jameson’s employment agreement contains a “double-trigger” change in control severance benefits provisions that requires both the occurrence of a change in control and a subsequent involuntary termination.

 (2)           All outstanding stock options, restricted stock and performance shares granted by the Company to the named executive officers will become fully vested and immediately exercisable upon (i) a change in control, (ii) an involuntary termination or (iii) upon the executive’s death or disability.

(3)           Includes a cash payment equal to the Company’s estimate of the employer portions of the premiums that would be necessary to continue the executive’s health care benefits coverage until the first anniversary of the executive’s date of termination.

 (4)           Includes an annual bonus for the year of termination based upon attainment of target levels.

Employment Agreements

The Company is party to employment agreements with each of our named executive officers.

Employment Agreement with Shaun E. McAlmont

Employment Period.  The agreement provides that Mr. McAlmont will serve as our President & Chief Executive Officer through December 31, 2012.

Compensation and Benefits.  We have agreed that we will compensate Mr. McAlmont with a minimum annual base salary of $500,000.  Mr. McAlmont will also be eligible to earn an annual bonus for each calendar year during the term of his employment, pursuant to the terms of our MIC Plan in effect for such calendar year.  For a description of the MIC Plan, please see the “Compensation Discussion and Analysis.”

Mr. McAlmont will also be included, to the extent eligible, in all of our employee benefit plans, programs and arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance or vacation and paid holidays) that are established for, or made available to, our senior executives.  In addition, we will furnish Mr. McAlmont with coverage by our customary director and officer indemnification arrangements, subject to applicable law.

Involuntary Termination.  In the event that during Mr. McAlmont’s employment term, there is an “Involuntary Termination” (as defined below) of Mr. McAlmont’s employment, we will pay him: (1) two times the amount of his base salary, as is then in effect; (2) two times the average of his annual bonus over the prior two years; (3) all outstanding reasonable travel and other business expenses incurred as of the date of his termination; and (4) a cash amount equal to the Company’s estimate of the employer portion of the premiums necessary to continue his health care benefits coverage for the earlier of (A) one year and (B) the date on which he is covered under another group health plan. Mr. McAlmont will also be entitled to receive any other accrued compensation and benefits otherwise payable to him as of the date of his termination.  All the aforementioned payments would be paid by us in a lump-sum amount no later than 30 days after the date of his termination.  This lump sum payment may be deferred for six months, if necessary, to comply with Section 409A of the Internal Revenue Code.  In addition, all outstanding stock options and restricted stock shall become fully vested, and stock options shall become immediately exercisable and remain exercisable for one year (or until the option’s normal expiration date, if earlier).  For purposes of Mr. McAlmont’s employment agreement, “Involuntary Termination” means the termination of his employment (1) by us (or any successor thereto) without “Cause” (as defined in his employment agreement) or (2) by Mr. McAlmont for “Good Reason” (as defined in his employment agreement).

Termination for Cause; Resignation Other than for Good Reason.  In the event that during Mr. McAlmont’s employment term, Mr. McAlmont’s employment is terminated by us for Cause, or Mr. McAlmont resigns from his employment other than for Good Reason, we will pay him his accrued but unpaid base salary earned through the date of termination, unreimbursed expenses, plus any other accrued but unpaid employee benefits earned through the date of his termination, including, without limitation, any annual bonus due but not yet paid for a completed calendar year.

Death or Disability.  In the event that during Mr. McAlmont’s employment term, Mr. McAlmont dies or his employment is terminated as a result of his disability, we will pay him (or his estate, if applicable) his accrued but unpaid base salary earned through the date of termination, unreimbursed expenses, plus any other accrued but unpaid employee benefits earned through the date of his termination, including, without limitation, any annual bonus due but not yet paid for a completed calendar year.  In addition, (i) Mr. McAlmont will receive a prorated target annual bonus for the year of termination and (ii) all outstanding stock options and restricted stock shall become fully vested, and stock options shall become immediately exercisable and remain exercisable for one year (or until the option’s normal expiration date, if earlier).

Change in Control.  Upon a Change in Control (as defined in his employment agreement), we (or our successor) will continue the employment of Mr. McAlmont, and Mr. McAlmont will continue performing services for us for a period of two years commencing on the date of the Change in Control and ending on the second anniversary thereof.  In addition, all outstanding stock options granted and restricted stock awarded by us or any of our affiliates to Mr. McAlmont will become fully vested and immediately exercisable on the date of the Change in Control.

During a 30-day period commencing on the first anniversary of the date of the Change in Control, Mr. McAlmont will have the right to resign from his employment with us (or our successor) for any reason and receive an amount equal to (i) one times the amount of his base salary, as is then in effect, and (ii) one times the average of his annual bonus paid to him for the two years immediately prior to the year in which such resignation occurs.  If, however, such resignation constitutes an Involuntary Termination (as defined above), he will receive payments in accordance with the Involuntary Termination provisions described above.  All of the aforementioned payments would be paid by us in a lump-sum amount no later than 30 days after the date of his termination.

Reduction in Payments.  In the event that any payment or distribution by us to or for the benefit of Mr. McAlmont pursuant to the terms of the employment agreement or otherwise would be considered a “parachute payment” and the amount of the parachute payment, after deduction of all relevant taxes, including excise taxes imposed by Section 4999 of the Internal Revenue Code, is less than the amount Mr. McAlmont would receive if he was paid three times his average “base amount” less $1.00, then the aggregate amounts constituting the parachute payment will be reduced (or returned by Mr. McAlmont if already paid to him) to an amount that will equal three times his average “base amount” less $1.00.

Noncompetition.  Mr. McAlmont is subject to a noncompetition restrictive covenant during the term of his employment and for two years thereafter, although the covenant will not apply if his employment is terminated due to an Involuntary Termination or he resigns during the 30-day period commencing on the first anniversary of a Change in Control.

Nonsolicitation.  Mr. McAlmont is subject to a nonsolicitation restrictive covenant of clients, employees and key consultants during the term of this employment and for one year thereafter.

Confidentiality.  Mr. McAlmont is subject to a confidentiality restrictive covenant of unlimited duration.

Waiver and Release.  Our obligations upon a termination of employment under Mr. McAlmont’s employment agreement are subject to Mr. McAlmont executing and delivering a waiver and release (relating to his release of claims against us) in a form reasonably and mutually agreed upon.

Employment Agreements with Messrs. Shaw and Ribeiro and Ms. Jameson

The terms of the Company’s employment agreements for Messrs. Shaw and Ribeiro are identical to those set forth in Mr. McAlmont’s employment agreement described above, except that (a) Mr. Shaw will serve as Executive Vice President and Chief Operating Officer and will receive a minimum annual base salary of $375,000; (b) Mr. Ribeiro will serve as Executive Vice President, Chief Financial Officer and Treasurer, and will receive a minimum annual base salary of $364,500; (c) Ms. Jameson will serve as Executive Vice President and Chief Marketing Officer and will receive a minimum salary of $310,000; (d) in the event of an Involuntary Termination of either of Messrs. Shaw’s or Ribeiro’s or Ms. Jameson’s employment term, each shall be entitled to receive a payment of one and one half times his base salary and average annual bonus (as opposed to two times); and (e) Ms. Jameson’s employment agreement contains a “double-trigger” change in control severance which provides for the payment of severance benefits only upon the occurrence of both a change in control and a subsequent involuntary termination.

“Involuntary Termination” generally means the termination of the executive’s employment by the executive for Good Reason (as defined below) or by the Company without Cause.

Prior to a Change in Control (as defined below), “Cause” generally means any of the following: (i) the executive’s willful failure to perform his duties in any material respect, (ii) malfeasance or gross negligence in the performance of his duties, (iii) the executive’s conviction of a felony, (iv) the executive’s intentional or reckless disclosure of confidential information, (v) the executive’s commission of an act of sexual harassment that would normally constitute grounds for termination, or (vi) any other act or omission by the executive which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates . The definition also requires that the Executive be given 30 days’ notice to cure a breach of (i) and (ii) above.  After a Change in Control, Cause would not include (iii), (iv) and (v) above.

“Good Reason” generally means the occurrence of any of the following without the executive’s written consent: (i) a reduction in the executive’s base salary or minimum guaranteed annual bonus; (ii) an adverse change in the executive’s title, authority, duties or responsibilities; (iii) the relocation of the executive’s principal place of employment; (iv) a failure by the Company to pay material compensation when due; or (v) a material breach of the Employment Agreement by the Company.  The definition also requires that the Executive be given 10 days’ notice to cure any Good Reason that is susceptible to cure.

“Change in Control” generally means any of the following: (i) when a person directly or indirectly becomes the beneficial owner of 25% or more of either (1) the then outstanding common stock, or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (other than any acquisition directly from the Company, by the Company, or by an employee benefit plan sponsored by the Company); (ii) when, during any period of 24 consecutive months, the individuals who constitute the board of directors cease to constitute at least a majority thereof; (iii) when the shareholders approve a reorganization, merger or consolidation of the Company without the consent or approval of a majority of the board of directors; (iv) when there is a consummation of a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with such a transaction or the sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation(unless there is no significant change in the beneficial ownership of the common stock); or (v) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Director Compensation

The following chart summarizes the annual cash compensation for the Company’s non-employee directors during 2011:

Director Compensation
for Fiscal Year End December 31, 2011

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Alvin O. Austin	55,000	55,000	110,000
Peter S. Burgess	70,000	55,000	125,000
James J. Burke, Jr.	50,500	55,000	105,500
Celia H. Currin	55,000	55,000	110,000
Paul E. Glaske	62,000	55,000	117,000
Charles F. Kalmbach	56,500	55,000	111,500
Alexis P. Michas	90,500	95,000	185,500
J. Barry Morrow	62,000	55,000	117,000
__________

(1)	Shaun E. McAlmont does not receive any fees or stock awards for his service as a director.

(2)
Represents the grant date fair value of restricted stock awards.  The fair values of these grants were determined in accordance with  FASB ASC Topic 718 (excluding the effect of estimated forfeitures) as determined based on applying the assumptions used in the Company’s financial statements.  See Note 1 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, regarding assumptions underlying the valuation of equity awards.  These grants vest on the first anniversary of the award date, April 29, 2012.

The following table lists the cumulative shares of restricted stock held by our non-employee directors as of December 31, 2011:

Name	Restricted Shares
Alvin O. Austin	5,496
Peter S. Burgess	18,937
James J. Burke, Jr.	18,937
Celia H. Currin	19,493
Paul E. Glaske	18,937
Charles F. Kalmbach	11,899
Alexis P. Michas	21,333
J. Barry Morrow	19,493

Compensation of Directors

In 2011, the Company paid each of its non-employee directors an annual retainer of $40,000 for services to the Company.  In addition, each non-employee director received $1,500 per board meeting attended in person or by telephone.  Non-employee directors on committees of the board each received an additional payment of $1,500 for each committee meeting attended on a day other than the day of a board meeting for which that director has been compensated.  The Audit Committee Chairman received an additional $15,000 annual retainer, the Nominating and Corporate Governance Committee Chairman received an additional $10,000 annual retainer and the Compensation Committee Chairman received an additional $10,000 annual retainer.

The Non-Executive Chairman received an additional annual retainer of $80,000.  Fifty percent of this retainer was paid in cash and the remaining 50% was paid in 2,396 shares restricted stock on April 29, 2011.  The restricted stock vests in full on the first anniversary of the grant date.

Non-employee directors are also eligible to receive awards of restricted stock under the 2005 Non-Employee Directors Restricted Stock Plan (the “Restricted Stock Plan”) as compensation for their services as directors.

Initial Grant of Restricted Stock.  Pursuant to the Restricted Stock Plan, each non-employee director receives an initial award of shares of restricted stock equal to $60,000 (based on the fair market value of a share of common stock on the date of grant) for service as a director of the Company on the first day of the calendar month following the month in which such non-employee director first becomes a non-employee director.

Annual Grants of Restricted Stock.  The Restricted Stock Plan also provides that, as of the date of each annual meeting, each non-employee director shall automatically receive an award of shares of restricted stock equal to $55,000 (based on the fair market value of a share of common stock on the date of grant) for service as a director of the Company, provided that such non-employee director continues to serve as a director of the Company immediately after such annual meeting.  On April 29, 2011, 3,293 shares of common stock were awarded to each of our eight non-employee directors.  The per share fair market value of the common stock on April 29, 2011, was $16.70.

All awards of common stock under the Restricted Stock Plan granted since 2010 vest on the first anniversary of the grant date.  There is no vesting period on the right to vote or the right to receive dividends on these shares.  As of December 31, 2011, there were a total of 150,606 shares outstanding under the Restricted Stock Plan of which 116,238 shares are vested.

Audit Committee Report

The Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors.  Management has primary responsibility for preparing the financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls.  The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).  The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

           In this context, the Audit Committee has met and held discussions with management, the independent registered public accounting firm and the internal auditors, separately and together, with and without management present, regarding the Company’s audited financial statements as of December 31, 2011, and for the year then ended and regarding the Company’s internal controls.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S.  The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380 (Communications with Audit Committees).  Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management.  As part of that review, the Company’s independent registered public accounting firm submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) in which D&T affirmed its independence from the Company.  Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence.  The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee as set forth in the Audit Committee’s charter, the Audit Committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2011, be included in the Company’s 2011 Annual Report on Form 10-K.

AUDIT COMMITTEE
Peter S. Burgess, Chairman
Celia H. Currin
Charles F. Kalmbach
Alvin O. Austin

PROPOSAL 2:  ADVISORY VOTE ON THE COMPANY’S COMPENSATION
OF NAMED EXECUTIVE OFFICERS

Pursuant to the rules of the Securities and Exchange Commission adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing shareholders with an advisory “say-on-pay” vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and tabular and narrative disclosures of this proxy statement.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 11 of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative which provide detailed information on the compensation of our named executive officers.  The Compensation Committee and the board of directors believe that the policies and procedures articulated in this proxy statement are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

The board unanimously recommends a vote for the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation disclosure tables and any related narrative disclosure in this proxy statement.”

Although the vote on this Proposal 2 is advisory and non-binding, the Compensation Committee and the board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.

Our board of directors unanimously recommends a vote FOR the proposal to approve the compensation of named executive officers described in this proxy statement.  Proxies that are executed and returned will be voted FOR that proposal, except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, which has served as the Company’s independent registered public accounting firm since 1999, to be the Company’s independent registered public accounting firm for the year ending December 31, 2012. Deloitte & Touche LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Deloitte & Touche LLP, the Audit Committee carefully considered Deloitte & Touche LLP’s qualifications, including the firm’s performance as independent registered public accounting firm for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with its independence from the Company.

Shareholders will be asked at the annual meeting to ratify the appointment of Deloitte & Touche LLP. If the shareholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the year 2012 if it concludes that such a change would be in the best interests of the Company. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Deloitte & Touche LLP.

Fees Billed by Independent Registered Public Accounting Firm

As more fully described below, all services to be provided by Deloitte & Touche LLP are pre-approved by the Audit Committee, including audit services, tax services and certain other services.

The SEC requires disclosure of fees billed by the Company’s independent registered public accounting firm for certain services.  The following table sets forth the aggregate fees billed to Deloitte & Touche LLP during the years ended December 31, 2011 and 2010:

Fee Category	2011	2010
Audit and Audit Related Fees	$852,800	$930,500
Tax Fees	218,497	313,250
All Other Fees	3,600	3,600

Total Fees	$1,074,897	$1,247,350

Audit and Audit Related Fees consisted principally of audit services of our consolidated financial statements, review of our quarterly financial statements, services that are normally provided by the independent auditors in connection with statutory and regulatory filings and the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees consisted principally of professional services rendered by Deloitte & Touche LLP in connection with the Company’s tax compliance activities, including technical and tax advice related to the preparation of tax returns.

All Other Fees consisted of professional services rendered in connection with the Company’s 401(k) and pension plan.

Audit Committee Pre-Approval Policy

The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Deloitte & Touche LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote

A majority of the votes cast at the annual meeting will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

ANNUAL REPORT AND FINANCIAL STATEMENTS AND
COMMITTEE AND CORPORATE GOVERNANCE MATERIALS OF THE COMPANY

Copies of the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2011, including the Company’s consolidated financial statements and financial statement schedule, will be mailed to interested shareholders, without charge, upon written request.  Exhibits to the Form 10-K will be provided upon written request and payment to the Company of the cost of preparing and distributing those materials. The current charters of the board’s Audit, Compensation, Nominating and Corporate Governance Committees, along with the Company’s Code of Business Ethics and Conduct and Integrity Assurance Program, are available to interested shareholders upon request and are posted on our website at www.lincolnedu.com. Written requests should be sent to Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, Attention: Investor Relations.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

The board of directors has adopted corporate governance guidelines, which include guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director stock ownership guidelines.

The board of directors has adopted an Integrity Assurance Program – A Code of Business Ethics and Conduct that applies to all directors, officers and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related SEC and NASDAQ Marketplace Rules requiring a code of ethics for a company’s directors, officers and employees. A copy of the Integrity Assurance Program – A Code of Business Ethics and Conduct is posted on our website at www.lincolnedu.com. The Audit Committee must approve any requests for amendments to or waivers from the Integrity Assurance Program with respect to directors and executive officers and the Company intends to report such amendments or waivers that are required to be reported pursuant to the rules of the SEC and the NASDAQ Global Select Market on the Company’s website.

Transactions with Related Persons

The Company recognizes that related person transactions present a heightened risk of conflicts of interest.  As a general matter, it is the preference of the Company to avoid related person transactions.  The term “related person transaction” refers to a transaction required to be disclosed pursuant to Item 404 of Regulation S-K, under the Securities Act of 1933, as amended.

Nevertheless, the Company recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders.  As a result, pursuant to the Company’s Audit Committee written charter, the Audit Committee is charged with the responsibility to review and approve all related person transactions on an ongoing basis.  All such transactions must be approved in advance by the Audit Committee.

In addition, the Company’s Code of Business Ethics and Conduct (the “Code of Conduct”) contains policies and procedures with respect to conflicts of interest and related person transactions.  The Code of Conduct requires that all directors, officers, employees and certain other persons subject to the Code of Conduct, adhere to it and prohibits certain arrangements that may be relevant to related person transactions including, but not limited to, prohibitions against: obtaining a substantial interest in any entity which does or seeks to do business with, or is a competitor of, the Company; entering into various arrangements (including family or other relationships) which might dissuade such director, officer, employee or other person from acting in the best interest of the Company; entering into a financial transaction or relationship with a student, prospect, vendor, agent or competitor of the Company; benefiting, or seeking to benefit, (directly or indirectly) from such person’s position with the Company from any sale, purchase or other activity of the Company; using Company property or information for personal gain; obtaining loans or guarantees for personal obligation from the Company; and competing with the Company.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals that are intended to be presented at the 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than November 30 2012, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Shareholder proposals and shareholder nominations for election to the board of directors must also comply with the current advance notice and other requirements set forth in the Company’s bylaws to be eligible to be presented at an annual meeting. These requirements include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the annual meeting is advanced or delayed more than 30 days from that of the first anniversary of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of mailing of the notice for this year’s annual meeting (or between October 31, 2012, and November 30, 2012, based on this year’s notice mailing date of March 30, 2012).

COMMUNICATING WITH THE BOARD OF DIRECTORS

You may contact any non-employee director, or the entire board, at any time. Your communication should be sent to the Lincoln Educational Services Corporation Board of Directors – Non-Employee Directors, c/o Corporate Secretary, Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

Communications are distributed to the board, or any board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the board will be excluded, such as spam and other junk mail, resumes and other job inquiries, surveys and business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any non-employee director any communication that is filtered in accordance with the process described above, at that director’s request.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless shareholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple shareholders in each household who share an address. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Lincoln Educational Services Corporation, c/o Corporate Secretary, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, telephone (973) 736-9340. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER INFORMATION

Proxy authorizations submitted via the Internet must be received by 7:00 p.m. (Eastern Time) on April 30, 2012. To give your proxy authorization via the Internet, please read the instructions accompanying the enclosed proxy card. Costs associated with electronic access, such as from access providers, will be borne by the shareholder.

By Order of the Board of Directors
/s/ Kenneth M. Swisstack
Kenneth M. Swisstack
Corporate Secretary
West Orange, New Jersey
March 30, 2012

LINCOLN EDUCATIONAL SERVICES CORPORATION

VOTE BY INTERNET QUICK ★ ★ ★ EASY ★ ★ ★ IMMEDIATE

As a shareholder of Lincoln Educational Services Corporation, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on April 30, 2012.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	X

1. Election of Directors:					2. Advisory vote to approve named executive officer compensation.
		FOR ALL	WITHHOLD	FOR ALL EXCEPT	☐ FOR ☐ AGAINST ☐ ABSTAIN
☐ 01. Alvin O. Austin	☐ 06. Charles F. Kalmbach	NOMINEES	AUTHORITY	(See instructions
☐ 02. Peter S. Burgess	☐ 07. Shaun E. McAlmont			below)
☐ 03. James J. Burke, Jr.	☐ 08. Alexis P. Michas	☐	☐	☐
☐ 04. Celia H. Currin	☐ 09. J. Barry Morrow
☐ 05. Paul E. Glaske

(To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee that you wish to withhold authority as shown here)					3. Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

☐ FOR ☐ AGAINST ☐ ABSTAIN

To change the address on your account, please check the box at the right and indicate your new address in the address space to the left. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
Check here if you plan to attend the meeting ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2012.

ANNUAL MEETING OF SHAREHOLDERS OF

LINCOLN EDUCATIONAL SERVICES CORPORATION

MAY 1, 2012

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

LINCOLN EDUCATIONAL SERVICES CORPORATION

Proxy For Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), hereby appoints Shaun E. McAlmont and Cesar Ribeiro, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 1, 2012, at 10:00 a.m., local time, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, and any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF THIS PROXY IS EXECUTED, BUT NO SPECIFICATION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES AND, “FOR” PROPOSALS 2 AND 3 AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT (S) OR POSTPONEMENT (S) THEREOF.

(Continued and to be dated and signed on reverse side)